PRICING SUPPLEMENT Dated July 14, 2017 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated April 29, 2016 and Product Supplement dated May 2, 2016)

UBS AG $1,000,000 Trigger Autocallable Contingent Yield Notes

Linked to the least performing between the shares of the SPDR® S&P® Biotech ETF and the shares of the Financial Select Sector SPDR® Fund due July 19, 2022

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing between the shares of the SPDR® S&P® Biotech ETF and the shares of the Financial Select Sector SPDR® Fund (each, an “underlying asset” and together, the “underlying assets”). UBS will pay a contingent coupon on the coupon payment date if the closing level of each underlying asset on the applicable observation date (including the final valuation date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (the “final level”) is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to the principal amount of your Notes. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to the other underlying assets. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying assets. Higher contingent coupon rates are generally associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑ Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on the coupon payment date if the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable observation date (including the final valuation date). Otherwise, if the closing level of any underlying asset is less than its coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.
❑ Automatic Call Feature —UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due if the closing level of each underlying asset is equal to or greater than its initial level on any observation date (quarterly, beginning after six months) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑ Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will repay you the principal amount per Note at maturity. If, however, the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return of the least performing underlying asset. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates
Trade Date	July 14, 2017
Settlement Date	July 19, 2017
Observation Dates*	Quarterly (callable after six months; see page 4)
Final Valuation Date*	July 14, 2022
Maturity Date*	July 19, 2022
* Subject to postponement in the event of a market disruption event, as described in the TACYN product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes. You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-20 of the Trigger Autocallable Contingent Yield Notes (“TACYN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Note Offering

These terms relate to Notes linked to the least performing between the shares of the SPDR® S&P® Biotech ETF and the shares of the Financial Select Sector SPDR® Fund.

Underlying Assets	Bloomberg Tickers	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
SPDR® S&P® Biotech ETF	XBI	8.025% per annum	$79.07	$47.44, which is 60% of the Initial Level	$47.44, which is 60% of the Initial Level	90270KLK3	US90270KLK33
Financial Select Sector SPDR® Fund	XLF		$24.92	$14.95, which is 60% of the Initial Level	$14.95, which is 60% of the Initial Level

The estimated initial value of the Notes as of the trade date is $952.60 for Notes linked to the least performing between the shares of the SPDR® S&P® Biotech ETF and the shares of the Financial Select Sector SPDR® Fund. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TACYN product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TACYN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing between the shares of the SPDR® S&P® Biotech ETF and the shares of the Financial Select Sector SPDR® Fund	$1,000,000.00	$1,000.00	$28,500.00	$28.50	$971,500.00	$971.50
(1)	Our affiliate, UBS Securities LLC, will receive an underwriting discount of $28.50 per $1,000.00 principal amount for each Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to a third party distributor. The underwriting discount per Note was variable and fluctuated depending on market conditions at the time UBS AG established its hedge prior to the trade date. The total underwriting discount and proceeds to UBS AG, disclosed above, reflects the total amount of the underwriting discount.
(2)	Notwithstanding the variable underwriting discount received by the third party distributor from UBS Securities LLC described above, certain registered investment advisors unaffiliated from UBS may purchase Notes from such third party distributor at a purchase price of at least $971.50 per $1,000.00 principal amount of the Notes, and such third party distributor, with respect to sales made to such registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.

UBS Securities LLC	UBS Investment Bank

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Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TACYN product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572352/d180022d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “TACYN product supplement” mean the UBS product supplement, dated May 2, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date and on the final valuation date and that you may lose a significant portion or all of your initial investment if the closing level of any underlying asset is less than its downside threshold on the final valuation date.

♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the assets comprising the least performing underlying asset.

♦	You are willing to receive no contingent coupons and believe the closing level of each underlying asset will be equal to or greater than its coupon barrier on each observation date and that the final level of each underlying asset will be equal to or greater than its downside threshold on the final valuation date.

♦	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.

♦	You understand and accept that you will not participate in any appreciation of any underlying asset and that your potential return is limited to the contingent coupons.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦	You are willing to invest in the Notes based on the contingent coupon rate, coupon barriers and downside thresholds indicated on the cover hereof.

♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the assets comprising the underlying assets (the “underlying constituents”).

♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with the underlying assets.

♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date and on the final valuation date and that you may lose a significant portion or all of your initial investment if the closing level of any underlying asset is less than its downside threshold on the final valuation date.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a significant portion of your investment and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying asset.

♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one observation date or that the final level of any underlying asset will be less than its downside threshold on the final valuation date.

♦	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.

♦	You seek an investment that participates in the full appreciation in the levels of the underlying assets or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying assets.

♦	You are unwilling to invest in the Notes based on the contingent coupon rate, coupon barriers and downside thresholds indicated on the cover hereof.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying constituents.

♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

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Final Terms
Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 60 months, subject to an automatic call.
Underlying Assets	The SPDR® S&P® Biotech ETF and the Financial Select Sector SPDR® Fund.
Contingent Coupon & Contingent Coupon Rate

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the closing level of any underlying asset is less than its coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier.

Contingent Coupon Rate	8.025%
Contingent Coupon	$20.0625

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any underlying asset is less than its respective coupon barrier.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to the other underlying assets.
Underlying Return	The quotient, expressed as a percentage of the following formula: Final Level – Initial Level Initial Level
Downside Threshold(1)	A specified level of each underlying asset that is less than the initial level of each underlying asset, based on a percentage of the initial level as indicated on the cover hereof and as determined by the calculation agent.
Coupon Barrier(1)	A specified level of each underlying asset that is less than the initial level of each underlying asset, based on a percentage of the initial level as indicated on the cover hereof and as determined by the calculation agent.
Initial Level(1)	The closing level of each underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent.
Final Level(1)	The closing level of each underlying asset on the final valuation date, as determined by the calculation agent.

(1) As may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.

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Investment Timeline

Trade date	The initial level is observed. The final terms of the Notes are set.
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Quarterly (callable after six months)

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (quarterly, beginning after six months) prior to the final valuation date is equal to or greater than its initial level.

If the Notes are subject to an automatic call UBS will pay you a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

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Maturity date

The final level of each underlying asset is observed on the final valuation date.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Investing in the Notes involves significant risks. You may lose a significant portion all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying assets.

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Observation Dates(1) and Coupon Payment Dates(1)(2) (3)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
October 16, 2017*	October 19, 2017*	July 15, 2019	July 18, 2019	April 14, 2021	April 19, 2021
January 16, 2018*	January 19, 2018	October 14, 2019	October 17, 2019	July 14, 2021	July 19, 2021
April 16, 2018	April 19, 2018	January 14, 2020	January 17, 2020	October 14, 2021	October 19, 2021
July 16, 2018	July 19, 2018	April 14, 2020	April 17, 2020	January 14, 2022	January 20, 2022
October 15, 2018	October 18, 2018	July 14, 2020	July 17, 2020	April 14, 2022	April 20, 2022
January 14, 2019	January 17, 2019	October 14, 2020	October 19, 2020	July 14, 2022**	July 19, 2022***
April 15, 2019	April 18, 2019	January 14, 2021	January 20, 2021
*	The Notes are not callable until the first potential call settlement date, which is January 19, 2018
**	This is also the final valuation date.
***	This is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the TACYN product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date. If you are able to sell your Notes in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.
(3)	Three business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.
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Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset or its underlying constituents. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TACYN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier. If the closing level of any underlying asset is less than its coupon barrier on any observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of any underlying asset is less than its coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to the contingent coupons and you will not participate in any appreciation of any underlying asset or underlying constituent — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying asset or underlying constituent.
♦	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of each underlying asset could be less than its coupon barrier on any observation date and that the final level of each underlying asset could be less than its downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its initial level on certain observation dates prior to the final valuation date as set forth under “Observation Dates and Coupon Payment Dates” above. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of ETFs, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying assets. For instance, you may receive a negative return equal to the underlying return of the least performing underlying asset if the closing level of one underlying asset is less than its downside threshold on the final valuation date, even if the underlying returns of the other underlying assets are positive or have not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
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♦	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the closing level of any underlying asset will be less than its coupon barrier on any observation date or decline to a closing level that is less than its downside threshold than if the Notes were linked to fewer underlying assets.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its coupon barrier or downside threshold on any observation date or on a final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside threshold and coupon barrier is generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or that the final level of any underlying asset is less than its downside threshold will occur is even greater despite a lower downside threshold and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents and their issuers, such as stock or commodity price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market levels and volatility, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying assets and underlying constituents, the volatility of the underlying assets, the correlation among the underlying assets, the dividend rate paid on the underlying assets and the underlying constituents, if applicable, prevailing interest rates, the term of the Notes, the composition of the underlying assets and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value— The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a
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secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of each underlying asset and the underlying constituents; the volatility of each underlying asset and the underlying constituents; the correlation among the underlying assets; the dividend rate paid on each underlying asset and the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each underlying asset is currently or has been less than its coupon barrier; the composition of the underlying assets; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its coupon barrier on any observation date, or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect any issuer of an underlying constituent (an “underlying constituent issuer”). You should be willing to accept the risks of owning equities in general and the underlying assets and underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The underlying assets are ETFs and their values may not completely track the values of their underlying constituents — Although the trading characteristics and valuations of ETFs such as the underlying assets will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The values of the underlying assets will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying assets may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying assets or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset values (the “NAV”) of the underlying assets may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying assets may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying assets and may adversely affect the liquidity and prices of the underlying assets, perhaps significantly. For any of these reasons, the market price of the underlying assets may differ from their NAV per share and may trade at, above or below their NAV per share.
♦	Failure of an underlying asset to track the level of its target index — While each underlying asset is designed and intended to track the level of a specific index (each, a “target index”), various factors, including fees and other transaction costs, will prevent the
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underlying assets from correlating exactly with changes in the level of their respective target index. Accordingly, the performance of each underlying asset will not be equal to the performance of its target index during the term of the Notes.
♦	Biotechnology and Pharmaceutical Industry Risk — The assets of the SPDR® S&P® Biotech ETF (the “XBI Fund”) are concentrated in companies that are in the biotechnology and pharmaceutical industries. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. Biotechnology companies face intense competition and the potential for rapid product obsolescence and may be adversely affected by the loss or impairment of intellectual property rights or changes in government regulations. Because the assets of the XBI Fund are concentrated in the biotechnology and pharmaceutical industries, the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of securities.
♦	The Securities are subject to risks associated with the financial sector — The assets of the Financial Select Sector SPDR® Fund (the “XLF Fund”) are concentrated in the financial sector of the S&P 500® Index. The XLF Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
♦	The Securities are subject to risks associated with mortgage REITs — The XLF Fund also is subject to risks associated with mortgage REITs, which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the mortgage REIT when due. In the event of a default by a borrower, the Mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a mortgage REIT could fail to qualify for favorable tax or regulatory treatment.
♦	The underlying assets utilize a passive indexing investment approach — The underlying assets are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying assets, each utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of their respective target indexes by investing in a portfolio of stocks that generally replicate such indexes. Therefore, unless a specific stock is removed from such indexes, the underlying assets generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying assets are each subject to the risk that the investment strategy of their respective investment advisers may not produce the intended results.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial level, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TACYN product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying asset, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a share of another exchange traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TACYN product supplement.
♦	There is no affiliation between the underlying asset issuers or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently or from time to time in the future engage in business with the underlying
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asset issuers or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuers or any underlying constituent issuer and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers and each underlying constituent. Neither the underlying asset issuers nor any underlying constituent issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuers and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	Potential UBS impact on an underlying asset or any underlying constituent — Trading or transactions by UBS or its affiliates in an underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of that underlying asset or any underlying constituent, may adversely affect the market price(s) or level(s) of that underlying asset on any observation date or the final valuation date and, therefore, the market value of the Notes and any payout to you of any contingent coupons or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying asset (and therefore the related coupon payment date or maturity date, as applicable), on the trade date, any observation date or the final valuation date, respectively.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.
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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 60 months
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$20.00 per quarter
Observation Dates:	Quarterly (callable after six months)
Initial Level:
Underlying Asset A:	$70.00
Underlying Asset B:	$25.00
Coupon Barrier:
Underlying Asset A:	$42.00 (which is 60% of the Initial Level)
Underlying Asset B:	$15.00 (which is 60% of the Initial Level)
Downside Threshold:
Underlying Asset A:	$42.00 (which is 60% of the Initial Level)
Underlying Asset B:	$15.00 (which is 60% of the Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Initial Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $75.00 (equal to or greater than Initial Level) Underlying Asset B: $26.00 (equal to or greater than Initial Level)	$20.00 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Asset A: $78.00 (equal to or greater than Initial Level) Underlying Asset B: $26.00 (equal to or greater than Initial Level)	$1,020.00 (Payment at Maturity)
	Total Payment	$1,040.00 (4.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately six months after the trade date), UBS will pay on the call settlement date a total of $1,020.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $20.00 received in respect of the prior coupon observation date, you will have received a total of $1,040.00, a 4.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $75.00 (equal to or greater than Initial Level) Underlying Asset B: $30.00 (equal to or greater than Initial Level)	$20.00 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Asset A: $48.00 (less than Coupon Barrier) Underlying Asset B: $10.00 (less than Coupon Barrier)	$0
Third through Nineteenth Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: Various (all less than Coupon Barrier)	$0
Final Valuation Date	Underlying Asset A: $55.00 (equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: $17.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$1,020.00 (Payment at Maturity)
	Total Payment	$1,040.00 (4.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay a total of $1,020.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $20.00 received in respect of the prior observation dates, UBS will have paid a total of $1,040.00, a 4.00% total return on the Notes.

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Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level of an Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $75.00 (equal to or greater than Initial Level) Underlying Asset B: $30.00 (equal to or greater than Initial Level)	$20.00 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Asset A: $51.00 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: $27.00 (equal to or greater than Initial Level and Coupon Barrier)	$20.00 (Contingent Coupon)
Third through Nineteenth Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier; less than Initial Level) Underlying Asset B: Various (all less than Coupon Barrier)	$0
Final Valuation Date	Underlying Asset A: $72.00 (equal to or greater than Initial Level and Coupon Barrier) Underlying Asset B: $10.00 (less than Coupon Barrier and Downside Threshold)	$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset) = $1,000 x [1 + (-60%)] = $1,000 x 0.40 = $400 (Payment at Maturity)
	Total Payment	$440.00 (56.00% loss)

Because the Notes are not subject to an automatic call and the final level of Underlying Asset B is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset and at maturity UBS will pay you $400 per Note. When added to the contingent coupons of $40.00 received in respect of prior observation dates, UBS will have paid you $440.00 per Note for a loss on the Notes of 54.40%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying assets. Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Assets

SPDR® S&P® Biotech ETF

We have derived all information contained herein regarding the SPDR® S&P® Biotech ETF (the "XBI Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the SPDR® Series Trust, a registered investment company, (the "Trust"), and SSGA Funds Management, Inc (“SSGA”), an investment adviser to the XBI Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XBI Fund.

The XBI Fund is a separate, non-diversified series of the Trust (each, a “Sector SPDR Fund”) that constitute the Trust. Each Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Sector Index are selected on the basis of industry or sub-industry classification from a universe of companies defined by the S&P Total Markets Index (“S&P TMI”). The Sector Indices upon which the Sector Funds are based together comprise all of the companies in the S&P TMI, subject to certain market capitalization and liquidity thresholds. The XBI Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the S&P® Biotechnology Select IndustryTM Index (the “target index”) that meet the market capitalization and liquidity thresholds.

In seeking to track the performance of the target index, the XBI Fund employs a replication strategy, which means that the XBI Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XBI Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the target index.

The target index includes companies from the biotechnology sub-industry.

As of March 31, 2017 the net expense ratio of the XBI Fund is expected to accrue at an annual rate of 0.35% of the XBI Fund's average daily net asset value. Expenses of the XBI Fund reduce the net value of the assets held by the XBI Fund and, therefore, reduce value of the shares of the XBI Fund.

As of March 31, 2017 the XBI Fund's five largest company holdings include: Vertex Pharmaceuticals Incorporated (2.85%), Bioverativ Inc. (2.52%), bluebird bio Inc. (2.52%), Clovis Oncology Inc. (2.50%) and Celgene Corporation (2.46%).

In making your investment decision you should review the prospectus related to the XBI Fund, dated October 31, 2016 (as amended May 1, 2017) filed by the Trust ("the XBI Fund Prospectus") available at:

October 31, 2016:

sec.gov/Archives/edgar/data/1064642/000119312516751756/d258279d485bpos.htm

May 1, 2017:

sec.gov/Archives/edgar/data/1064642/000119312517152120/d388099d497.htm

In addition, the XBI Fund Prospectus is available on XBI Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the XBI Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "The Fund's Principal Investment Strategy." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XBI Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document, the TACYN product supplement or any accompanying prospectus.

The XBI Fund's website is https://www.spdrs.com/product/fund.seam?ticker=XBI. Shares of the XBI Fund are listed on the NYSE Arca under ticker symbol "XBI."

Information filed by the Trust can be found by reference to its SEC file numbers: 333- 57793 and 811-08839.

Historical Information

The following table sets forth the quarterly high and low closing levels for the XBI Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the XBI Fund on July 14, 2017 was $79.07. Past performance of the XBI Fund is not indicative of the future performance of the XBI Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	$33.55	$30.41	$33.29
4/1/2013	6/28/2013	$37.66	$32.39	$34.75
7/1/2013	9/30/2013	$43.74	$36.24	$43.05
10/1/2013	12/31/2013	$43.95	$38.08	$43.40
1/2/2014	3/31/2014	$56.90	$42.97	$47.49
4/1/2014	6/30/2014	$51.35	$40.27	$51.35
7/1/2014	9/30/2014	$54.30	$44.87	$51.99
10/1/2014	12/31/2014	$63.45	$48.48	$62.21
1/2/2015	3/31/2015	$79.33	$61.43	$75.17
4/1/2015	6/30/2015	$86.57	$68.78	$84.08
7/1/2015	9/30/2015	$90.36	$60.02	$62.25
10/1/2015	12/31/2015	$72.62	$61.16	$70.08
1/4/2016	3/31/2016	$67.83	$45.73	$51.66
4/1/2016	6/30/2016	$59.87	$49.55	$54.09
7/1/2016	9/30/2016	$68.83	$55.11	$66.29
10/3/2016	12/30/2016	$68.13	$53.31	$59.19
1/3/2017	3/31/2017	$72.32	$59.59	$69.34
4/3/2017	6/30/2017	$80.31	$66.84	$77.18
7/3/2017*	7/14/2017*	$79.40	$77.09	$79.07

* The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

12

The graph below illustrates the performance of the XBI Fund from January 3, 2007 through July 14, 2017, based on information from Bloomberg. The dotted line represents the downside threshold and coupon barrier of $47.44, which is equal to 60% of the initial level. Past performance of the XBI Fund is not indicative of the future performance of the XBI Fund.

100
90
80
70
60
50
40
30
20
10
0
Downside Threshold = Coupon Barrier (60% of the Initial Level)
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

13

Financial Select Sector SPDR® Fund

We have derived all information contained herein regarding The Financial Select Sector SPDR® Fund (the “XLF Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLF Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund.

The XLF Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust (the “Trust”). Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index (the “target index”).

In seeking to track the performance of the target index, the XLF Fund employs a replication strategy, which means that the XLF Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.

The target index includes companies from the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts (“Mortgage REITs”); consumer finance; thrifts and mortgage finance. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 and (2) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended.

As of March 31, 2017, ordinary operating expenses of the XLF Fund are expected to accrue at an annual rate of 0.14% of the XLF Fund’s average daily net asset value. Expenses of the XLF Fund reduce the net value of the assets held by the XLF Fund and, therefore, reduce the value of each share of the XLF Fund. As of March 31, 2017, the XLF Fund’s five largest company holdings include: Berkshire Hathaway Inc. Class B (10.85%), JPMorgan Chase & Co. (10.76%), Wells Fargo & Company (8.60%), Bank of America Corporation (8.11%) and Citigroup Inc. (5.68%).

As of the close of business on September 16, 2016 (the “Rebalance Date”) the target index was reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“Real Estate Stocks”) and to effectuate a corresponding change to its portfolio, the XLF Fund transferred Real Estate Stocks to The Real Estate Select Sector SPDR Fund (the “XLRE Fund”) in exchange for shares of the XLRE Fund and, made an in-kind distribution of the XLRE Fund shares to shareholders of the XLF Fund such that, following the distribution, the XLF Fund continued to hold stocks included in the reconstituted target index in accordance with its principal investment strategy.

In making your investment decision you should review the prospectus related to the XLF Fund, dated January 31, 2017 (as amended May 1, 2017), filed by The Select Sector SPDR® Trust (the “XLF Fund Prospectus”) available at:

January 31, 2017

sec.gov/Archives/edgar/data/1064641/000119312517021995/d281803d485bpos.htm

May 1, 2017
sec.gov/Archives/edgar/data/1064641/000119312517152121/d387698d497.htm

In addition, the XLF Fund Prospectus is available on the XLF Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XLF Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The XLF Fund’s website is spdrs.com/product/fund.seam?ticker=XLF. Shares of the XLF Fund are listed on the NYSE Arca under ticker symbol “XLF.”

Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.

Historical Information

The following table sets forth the quarterly high and low closing levels for the XLF Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the XLF Fund on July 14, 2017 was $24.92. Past performance of the XLF Fund is not indicative of the future performance of the XLF Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	$15.00	$13.68	$14.77
4/1/2013	6/28/2013	$16.38	$14.48	$15.83
7/1/2013	9/30/2013	$16.95	$15.76	$16.18
10/1/2013	12/31/2013	$17.75	$15.89	$17.75
1/2/2014	3/31/2014	$18.25	$16.67	$18.14
4/1/2014	6/30/2014	$18.60	$17.28	$18.47
7/1/2014	9/30/2014	$19.33	$17.99	$18.81
10/1/2014	12/31/2014	$20.33	$17.90	$20.08
1/2/2015	3/31/2015	$20.08	$18.68	$19.58
4/1/2015	6/30/2015	$20.52	$19.56	$19.80
7/1/2015	9/30/2015	$20.77	$18.09	$18.40
10/1/2015	12/31/2015	$20.16	$18.41	$19.31
1/4/2016	3/31/2016	$19.05	$15.99	$18.28
4/1/2016	6/30/2016	$19.36	$17.42	$18.54
7/1/2016	9/30/2016	$19.95	$18.17	$19.30
10/3/2016	12/30/2016	$23.75	$19.21	$23.25
1/3/2017	3/31/2017	$25.24	$22.95	$23.73
4/3/2017	6/30/2017	$24.69	$22.90	$24.67
7/3/2017	7/14/2017*	$25.07	$24.80	$24.92

* The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of the XLF Fund from January 3, 2007 through July 14, 2017, based on information from Bloomberg. The dotted line represents the downside threshold and coupon barrier of $14.95, which is equal to 60% of the initial level. Past performance of the XLF Fund is not indicative of the future performance of the XLF Fund.

35
30
25
20
15
10
5
0
Downside Threshold = Coupon Barrier
(60% of the Initial Level)
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

15

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the XBI Fund and the XLF Fund from January 3, 2007 through July 14, 2017. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 3, 2007 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 3, 2007 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to close below its coupon barrier or downside threshold on an observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its coupon barrier or downside threshold on an observation date or the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

16

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TACYN product supplement, particularly in respect of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as described in the TACYN product supplement, and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TACYN product supplement, as described in such product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent coupon and even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Because the underlying assets would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, exchange, automatic call, redemption or maturity of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental U.S. Tax Considerations - Alternative Treatments” of the TACYN product supplement.

Notice 2008-2. In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-US holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the Notes, including the possible application of 30% U.S. withholding tax in respect to the contingent coupons.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 and Section 871(m), discussed below, gain from the sale, exchange, automatic call, redemption or maturity of a Note generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

17

Section 897. We will not attempt to ascertain whether any underlying constituent issuers would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, automatic call or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying asset issuer for their Notes as a USRPHC and the Notes as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any U.S. underlying constituent our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying assets, underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying assets, underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying assets, underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

18

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to RBC Capital Markets, LLC. at a discount from the issue price to public up to the underwriting discount set forth on the cover of this pricing supplement. Certain unaffiliated registered investment advisors have purchased Notes from RBC Capital Markets, LLC. at a purchase price of at least $971.50 per $1,000.00 principal amount of the Notes, and RBC Capital Markets, LLC., with respect to sales made to such unaffiliated registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA)” Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

19

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

20